Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of December 20, 2023 (the “Effective Date”), is by and among Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party,” and together, the “Elliott Parties”), and BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”). Capitalized terms in this Agreement shall have the meanings set forth in this Agreement.

WHEREAS, the Company and the Elliott Parties have engaged in certain discussions concerning the Company;

WHEREAS, the Company and the Elliott Parties desire to enter into an agreement regarding the appointment of certain new independent directors to the Board of Directors of the Company (the “Board”), the formation of a Strategic and Operating Review Committee of the Board (the “Committee”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of the Elliott Parties are entering into an information sharing agreement (the “Information Sharing Agreement”) to enable the Company to share certain confidential information, including in connection with the Company’s anticipated communications at the Investor Day (as defined below).

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Elliott Parties and the Company agree as follows:

1. New Directors; Strategic and Operating Review Committee.

(a) New Director Appointments. Within five business days following the Effective Date and subject to the satisfaction of the Company’s customary director onboarding procedures, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to increase the size of the Board by three and appoint Mark Enyedy, Athena Countouriotis and Barbara Bodem (the “New Directors”) as new members of the Board to fill the vacancies created by such increase in the size of the Board, with an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). The Company agrees that (i) from the Effective Date until the commencement of the 2024 Annual Meeting, the size of the Board shall be no greater than 15 directors and (ii) from the closing of the 2024 Annual Meeting until the termination or expiration of the Cooperation Period (as defined below), the size of the Board shall be no greater than 11 directors.

(b) Nomination of New Directors. The Company agrees that, provided that a New Director is able and willing to serve on the Board and continues to be a Qualified Director (as defined below):

(i) at the 2024 Annual Meeting, the Board will nominate such New Director, together with the other persons included in the Company’s slate of nominees for election as a director at the 2024 Annual Meeting in accordance with this Section 1(b), as a director of the Company, with a term expiring at the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”);

(ii) the Board will recommend that the stockholders of the Company vote to elect such New Director as a director of the Company at the 2024 Annual Meeting; and

(iii) the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of such New Director at the 2024 Annual Meeting (for the avoidance of doubt, the Company will only be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the 2024 Annual Meeting).

(c) New Director Agreements, Arrangements and Understandings. Each of the Elliott Parties represents, warrants and agrees that neither it nor any of its Affiliates (as defined below) (i) has paid or will pay any compensation to any New Director in connection with such person’s service on the Board or any committee thereof, or (ii) has or will have any agreement, arrangement or understanding, written or oral, with any New Director in connection with such person’s service on the Board or any committee thereof.

(d) Replacement New Directors. If any New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the 2025 Annual Meeting, and at such time the Elliott Parties satisfy the Minimum Ownership Threshold (as defined below), the Elliott Parties and the Company shall cooperate in good faith to select, and the Company will appoint, as promptly as practicable, a Qualified Director mutually agreeable to the Company and the Elliott Parties (such person, the “Replacement New Director”), in each case, to serve as a director of the Company for the remainder of the applicable New Director’s term. Effective upon the appointment of the Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement.

(e) New Director Information. As a condition to a Replacement New Director’s appointment to the Board and any subsequent nomination of a New Director for election as a director at any future Company meeting of stockholders, such person will (i) provide any consents and information the Company reasonably requests in connection with such appointment or nomination, including (A) the completion of the Company’s standard forms, D&O questionnaires and other customary onboarding or nomination documentation, (B) an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such person is elected at any Company meeting of stockholders, in the case of clauses (A) and (B), in the form provided by the Company, (C) information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, (D) information requested or required by any regulatory or governmental authority having jurisdiction over the Company and its Affiliates, and (E) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and (ii) consent to appropriate background checks, in each case, to the extent the information and requests in clauses (i) and (ii) are consistent with the information or background checks, as applicable, required by the Company in accordance with past practice with respect to other non-management directors of the Company.

(f) Strategic and Operating Review Committee. As soon as reasonably practicable following the appointment of the New Directors, the Board shall take all action necessary to form the Committee to support the Board and management’s reviews of the matters set forth in the Committee’s charter, and having such authority and responsibilities as set forth in the Committee’s charter. The Board shall cause the Committee to be composed of five members, which shall initially consist of Richard Meier, Alexander Hardy, Maykin Ho, Mark Enyedy and Barbara Bodem. Richard Meier shall be the initial Chair of the Committee. The initial charter of the Committee shall be in the form attached to this Agreement as Exhibit B (the “Committee Charter”), and shall not be modified prior to the Investor Day except with the written consent of the Elliott Parties (such consent not to be unreasonably withheld, conditioned or delayed). The Company agrees that the Committee shall continue in existence until the later of (i) the Investor Day and (ii) the Company’s quarterly earnings announcement for the third quarter ended September 30, 2024. If any New Director who is a member of the Committee is unable or unwilling to serve as a member of the Committee, resigns as a member, is removed as a member or ceases to be a member for any reason, and at such time the Elliott Parties satisfy the Minimum Ownership Threshold, the Elliott Parties and the Company shall cooperate in good faith to select, and the Board will appoint, as promptly as practicable, an Independent director serving on the Board at the time of such selection (including a Replacement New Director appointed pursuant to Section 1(d)) mutually agreeable to the Company and the Elliott Parties to serve on the Committee as a replacement for such member.

(g) Investor Day. Following the delivery of the results of the Committee’s review as contemplated by the Committee Charter, the Company shall hold an investor day at an appropriate time following the Board reaching its determinations regarding the Committee’s review, prior to September 30, 2024 or such other date prior to December 31, 2024 as the Board reasonably determines is necessary, on the advice of counsel and acting in good faith, to prevent disclosure of any information or event at such investor day that would reasonably be expected to require disclosure under the federal securities laws (the “Investor Day”), consistent with the Press Release (as defined below) and as contemplated by the Committee Charter. Subject to the foregoing sentence, the date of the Investor Day shall be determined by the Board and management of the Company, and the Board and management of the Company shall have the discretion to determine to execute on or announce any initiatives or announce the completion of any initiatives prior to the Investor Day, in each case in consultation with the Committee.

(h) Company Policies. The parties acknowledge that each of the New Directors, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company agrees and acknowledges that no Company Policy currently does, and no Company Policy at any time during the Cooperation Period will, prohibit any member of the Board (including any New Director) from communicating with the Elliott Parties or their Representatives (as defined below), subject to such director’s observance of standard confidentiality obligations and fiduciary duties to the Company.

(i) Termination. The Company’s obligations under this Section 1 shall terminate upon any material breach of this Agreement (including Section 2) by any Elliott Party upon five business days’ written notice by the Company to the Elliott Parties if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

2. Cooperation.

(a) Non-Disparagement. Each of the Elliott Parties and the Company agrees that, from the Effective Date until the earlier of (i) the date that is 30 calendar days prior to the notice deadline under the Company’s Bylaws for the nomination of non-proxy access director candidates for election to the Board at the 2025 Annual Meeting and (ii) December 20, 2024 (such period, the “Cooperation Period”), the Company and each Elliott Party shall refrain from making, and shall cause their respective controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (A) in the case of any such statements or announcements by any of the Elliott Parties or their Covered Persons, the Company and its Affiliates or any of its or their current or former Covered Persons and (B) in the case of any such statements or announcements by the Company or its Covered Persons, the Elliott Parties and their Affiliates or any of their current or former Covered Persons, in each case including (x) in any statement (oral or written), document or report filed with, furnished or otherwise provided to the SEC (as defined below) or any other governmental agency or regulatory authority, (y) in any press release or other publicly available format, or (z) to any journalist or member of the media (including, in a television, radio, newspaper, podcast or magazine interview or Internet or social media communication). The foregoing shall not (1) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (2) apply to any private communications among the Elliott Parties and their Affiliates, Covered Persons and Representatives (in their capacity as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their capacity as such), on the other hand.

(b) Voting of the Elliott Parties’ Shares. During the Cooperation Period, each Elliott Party will cause all of the outstanding common shares, par value $0.001, of the Company (“Company Common Shares”) that such Elliott Party or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, and to consent, and deliver such consent in connection with any action by written consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at the 2024 Annual Meeting, or, if applicable, any other meeting of stockholders of the Company or through any action by written consent of stockholders of the Company, in each case, during the Cooperation Period, (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting or through any such written consent, (iii) against any proposals or resolutions to remove any member of the Board (unless such proposal or resolution is supported by the Board), and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings or in such written consents; provided, however, that the Elliott Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposals related to any Extraordinary Transaction (as defined below); provided, further, that in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders at a stockholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board and the filling of vacancies on the Board), the Elliott Parties and their Affiliates shall be permitted to vote in accordance with any such recommendation.

(c) Standstill. During the Cooperation Period, each Elliott Party will not, and will cause its controlling and controlled (and under common control) Affiliates and its and their respective Representatives acting on their behalf (collectively with the Elliott Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Company or the Board:

(i) acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities (as defined below) or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Elliott Parties (together with their Affiliates) having beneficial ownership of, or aggregate economic exposure to, more than 9.9% of the Company Common Shares outstanding at such time;

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board, or (E) conduct a referendum of stockholders of the Company; provided that nothing in this Agreement will prevent the Elliott Parties or their Affiliates from taking actions in furtherance of identifying any Replacement New Director in accordance with Section 1(d), as applicable;

(iii) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records;

(iv) engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act (as defined below)) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v) make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of all or substantially all assets, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(vi) make any public proposal with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change to the Board or the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Articles of Incorporation or the Bylaws, as amended, (E) causing the Company Common Shares to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing the Company Common Shares to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company, other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;

(viii) form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of the Elliott Parties with respect to Voting Securities now or hereafter owned by them;

(ix) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of the Elliott Parties or (C) granting proxies in solicitations approved by the Board;

(x) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the Voting Securities and would, in the aggregate or individually, result in the Elliott Parties ceasing to have a “net long position” in the Company;

(xi) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Voting Securities held by a Restricted Person to any Third Party;

(xii) institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with a validly issued legal process;

(xiii) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xiv) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause) or the Committee Charter, in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal;

provided that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Directors to the Board or the Committee in accordance with Sections 1(a) and 1(f), form the Committee in accordance with Section 1(f), include the New Directors in the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2024 Annual Meeting in accordance with Section 1(b), or issue the Press Release in accordance with Section 3) upon five business days’ written notice by any of the Elliott Parties to the Company if such breach has not been cured within such notice period, provided that the Elliott Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (B) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, (y) one or more definitive agreements providing for the acquisition by the Company or its subsidiaries of one or more businesses or assets (excluding, for the avoidance of doubt, acquisitions of raw materials, equipment or facilities in ordinary course business operations) having an aggregate value exceeding 25% of the market capitalization of the Company during the Cooperation Period or (z) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 10% of the Company Common Shares (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)); and (C) the commencement of any tender or exchange offer (by any person or group other than the Elliott Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer).

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (I) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or such Third Party, (II) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (III) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (IV) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (V) privately communicating with the Board or the Company’s senior executives, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings and/or conferences), regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.

3. Public Announcement. Not later than 4:30 p.m. Eastern Time on December 20, 2023, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). Substantially concurrently with the issuance of the Press Release (and not later than 5:30 p.m. Eastern Time on December 20, 2023), the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Elliott Parties and their Representatives with a copy of such Form 8-K prior to its filing with the SEC and shall consider any reasonable and timely comments of the Elliott Parties and their Representatives. Neither of the Company or any of its Affiliates nor the Elliott Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

4. Representations and Warranties of the Company. The Company represents and warrants to the Elliott Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties hereto, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5. Representations and Warranties of the Elliott Parties. Each Elliott Party represents and warrants to the Company as follows: (a) such Elliott Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by such Elliott Party, constitutes a valid and binding obligation and agreement of such Elliott Party and, assuming the valid execution and delivery hereof by each of the other parties hereto, is enforceable against such Elliott Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Elliott Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Elliott Party is a party or by which it is bound.

6. Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and, for the avoidance of doubt, shall include persons who become Affiliates of any person on or subsequent to the date of this Agreement; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Elliott Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Elliott Parties or their Affiliates (unless such portfolio operating company is acting at the direction of the Elliott Parties or any of their Affiliates to engage in conduct that is prohibited by this Agreement);

(b) the terms “beneficial owner” and “beneficially own” have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c) the term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(d) the term “Exchange Act” means the Securities Exchange Act of 1934;

(e) the term “Independent” means that such person qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors;

(f) the term “Minimum Ownership Threshold” means aggregate beneficial ownership of a “net long position” of, or having aggregate net long exposure to, at least 1.0% of the then outstanding Company Common Shares;

(g) the term “net long position” has the meaning set forth in Rule 14e-4 promulgated by the SEC under the Exchange Act;

(h) the terms “person” or “persons” shall be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(i) the term “Qualified Director” means an individual who (i) qualifies as Independent, (ii) is not an employee, officer, director, general partner, manager or other agent of an Elliott Party or of any Affiliate of an Elliott Party, (iii) unless the Company otherwise consents, is not a limited partner, member or other investor (unless such investment has been disclosed to the Company) in any Elliott Party or any Affiliate of an Elliott Party, (iv) does not have any agreement, arrangement or understanding, written or oral, with any Elliott Party or any Affiliate of an Elliott Party regarding such person’s service as a director on the Board, and (v) meets all other qualifications required for service as a director set forth in the Bylaws and the Company’s Corporate Governance Principles;

(j) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, and other representatives;

(k) the term “SEC” means the U.S. Securities and Exchange Commission;

(l) the term “Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(m) the term “Voting Securities” means the Company Common Shares and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities (including, for the avoidance of doubt, convertible notes or other convertible debt securities), whether or not subject to the passage of time or other contingencies; provided that as pertains to any obligations of the Elliott Parties or any Restricted Persons hereunder (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.

7. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made, delivered or served, if (a) given by email, when sent to the email address set forth below (as applicable), (b) given by a nationally recognized overnight carrier, one business day after being sent, or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Attention:	Eric Davis, Chief Legal Officer

Email:	edavis@bmrn.com

with a copy (which shall not	constitute notice) to:

Jones Day

250 Vesey Street

New York City, NY 10281

Attention:	Andrew M. Levine

Email:	amlevine@jonesday.com

and:

Jones Day

500 Grant Street

Suite 4500

Pittsburgh, PA 15219

Attention:	David A. Grubman

Email:	dgrubman@jonesday.com

if to the Elliott Parties:	Elliott Associates, L.P.

Elliott International, L.P.

c/o Elliott Investment Management, L.P.

360 S. Rosemary Ave., 18th Floor

West Palm Beach, Florida 33401

Attention:	Marc Steinberg

Scott Grinsell

Email:	mSteinberg@elliottmgmt.com

sGrinsell@elliottmgmt.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:	Steve Wolosky

Kenneth Mantel

Email:	swolosky@olshanlaw.com

kmantel@olshanlaw.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8. Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

9. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the Elliott Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Elliott Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH ELLIOTT PARTY AGREES (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES, (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW, AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE THAT ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) The Company and each Elliott Party (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof; provided that such process or other papers in connection with any such action or proceeding is also contemporaneously delivered to the email address of such party set forth in Section 7 hereof (for the avoidance of doubt, such email shall not in and of itself constitute effective service of process).

(c) Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

10. Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Termination. This Agreement will automatically terminate on the expiration of the Cooperation Period and shall have no further force and effect, except that Section 1(d) and Sections 7 through 16 shall survive termination of this Agreement. Notwithstanding the foregoing, no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12. Counterparts. This Agreement may be executed in counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

13. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Elliott Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

14. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Entire Understanding; Amendment. This Agreement and the Information Sharing Agreement, together with the confirmation delivered by the Elliott Parties’ counsel on their behalf simultaneously with the execution hereof, contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and the Information Sharing Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Elliott Parties.

16. Interpretation and Construction. The Company and each Elliott Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Elliott Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented (and, in the case of any law, rule or statute, includes the other rules and regulations promulgated thereunder).

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the Effective Date.

ELLIOTT PARTIES

Elliott Investment Management L.P.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

Elliott Associates, L.P.

By: Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

Elliott International, L.P.

By: Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

* * * *

THE COMPANY

BioMarin Pharmaceutical Inc.

By:	/s/ Alexander Hardy
	Name:	Alexander Hardy
	Title:	President and Chief Executive Officer

Exhibit A

FORM OF PRESS RELEASE

[Filed separately as Exhibit 99.1 to the Current Report on Form 8-K.]

A-1

Exhibit B

FORM OF STRATEGIC AND OPERATING REVIEW COMMITTEE CHARTER

B-1

STRATEGIC AND OPERATING REVIEW COMMITTEE CHARTER

Purpose of the Committee

The Strategic and Operating Review Committee (the “Committee”) is being formed as an ad hoc committee of the Board of Directors (the “Board”) of BioMarin Pharmaceutical Inc. (the “Company”) in order to conduct a review of the Company to maximize its long-term value.

In furtherance of its purpose, the Committee shall review, evaluate and make recommendations to the Board regarding the following matters, including (to the extent applicable) the timing for, and implementation of, such matters:

•	The business, strategy and operations of the Company, including identifying potential operational improvements and strategic opportunities that may enhance the Company’s long-term value;

•	The Company’s financial and capital allocation priorities, including relevant operational targets, including margins;

•	Long-term planning and priorities, including multi-year financial planning; and

•	Any other related matters as may be determined by the Board from time to time.

Membership of the Committee

Appointment and Removal

•

Subject to the Cooperation Agreement, entered into among the Company and Elliott Investment Management L.P., Elliott Associates, L.P. and Elliott International, L.P., dated as of December 20, 2023 (the “Cooperation Agreement”), each member of the Committee shall be appointed by the Board and shall serve at the discretion of the Board until such member’s successor is duly appointed (or until such member’s earlier resignation, removal, death or disability).

•

Subject to the Cooperation Agreement, a member of the Committee shall be automatically removed if the member (1) is no longer a Director of the Company or (2) is ineligible as a Director because of other rules or requirements. Subject to the Cooperation Agreement, Committee members may otherwise be removed or replaced by vote of the Board.

Number and Qualifications

•

Subject to the Cooperation Agreement, the Committee shall be comprised of five directors, including the Company’s Chief Executive Officer and Chairman of the Board. The initial five members shall be Alexander Hardy, Richard Meier, Maykin Ho, Mark Enyedy and Barbara Bodem. The majority of the members must be “independent” as that term is defined by Nasdaq and, if applicable, the Sarbanes-Oxley Act. Members must have no material relationship that, in the judgment of the Board, would interfere with his/her exercise of judgment as a Committee member.

Committee Structure and Operations

•

The Board, taking into account the views of the Chair of the Board and the members of the Committee, shall designate one member of the Committee as its chair (the “Chair”). The initial Chair shall be Richard A. Meier. Any successor Chair shall be selected by the Board. The Chair is expected to chair all regular sessions of the Committee and be responsible for setting the agendas for Committee meetings. In the absence of the Chair, the Committee shall select another member to preside.

•

The Committee shall meet when deemed necessary or desirable by a majority of the Committee or by the Chair; provided that the Committee shall meet at least once per month, unless otherwise approved by its members. The Committee may invite such members of management and other persons to its meetings as it may deem desirable or appropriate. The Committee may exclude anyone with a personal interest in the matters under discussion.

•

The Committee shall maintain written minutes of its meetings and shall cause such minutes to be filed with the minutes of the meetings of the Board. The minutes of the Committee shall be made available to the other members of the Board.

•

A majority of the members of the Committee shall represent a quorum of the Committee for any decisions for which authority has been expressly delegated to the Committee by the Board and, if a quorum is present, any action approved by at least a majority of the members of the Committee shall represent valid action of the Committee. Notwithstanding the foregoing, the Committee does not have decision-making authority except where, and only to the extent that, such authority is expressly delegated by the Board, including as described in this Charter.

Committee Duties and Responsibilities

The duties and responsibilities of the Committee are to review, evaluate and make recommendations to the Board regarding the matters described above under the heading “Purpose of the Committee.”

While the Committee members have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of any individual Committee member, except to the extent provided under applicable law.

2

Committee Reporting

The Committee shall regularly report to the full Board summarizing the Committee’s meetings, including the principal subjects discussed, any significant issues considered and the conclusions and recommendations of the Committee.

The results of the Committee’s review shall be provided to the Board prior to August 31, 2024, in advance of the Company’s planned 2024 Investor Day. The Committee shall consult with management and the Board with respect to the Company’s communications to be issued in connection with the Investor Day and the timing thereof, with the goal of having such Investor Day occur at an appropriate time following the Board reaching its determinations regarding the Committee’s review (it being understood that the Board and management have the discretion to determine the date of the Investor Day and to determine to execute on or announce any initiatives or announce the completion of any initiatives prior to the Investor Day).

Term of the Committee

The Committee shall continue in existence until the later of (i) the Company’s planned 2024 Investor Day and (ii) the Company’s quarterly earnings announcement for the third quarter ended September 30, 2024, at which time the Committee shall disband, unless otherwise determined by the Board.

Resources and Authority of the Committee

In furtherance of the Committee’s purpose, the Committee has the authority to retain such advisors as it determines appropriate to assist in the review, which may include advisors already retained by the Company, in each case at the expense of the Company without seeking approval of the Board or management. The Committee may select an internal or external legal, accounting or other advisor or consultant only after taking into consideration the independence of such internal or external legal, accounting or other advisor or consultant using factors established by law, the rules and regulations of the SEC and the requirements of Nasdaq. The Committee is authorized to have full access to all Company personnel, books, records, facilities and other informational sources. Management of the Company shall provide assistance to the Committee in connection with the Committee’s purpose.

The Committee shall not have independent decision-making authority and shall only make recommendations to the Board, and the results of the Committee’s review and any recommendations of the Committee to the Board shall be confidential, non-binding and advisory in nature.

Cooperation Agreement

Notwithstanding anything to the contrary herein, matters relating to the appointment and removal of directors from the Committee, amendments to this Charter, and certain other matters, are subject to the terms and provisions of the Cooperation Agreement.

Adopted: December 20, 2023

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